UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 26, 2011
Date of Report (Date of earliest event reported)
QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-19528	95-3685934

(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(address of principal executive offices)	(Zip Code)
858-587-1121
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On January 26, 2011, QUALCOMM Incorporated (“Qualcomm” or the “Company”) issued a press release regarding the Company’s financial results for its first fiscal quarter ended December 26, 2010. The full text of the Company’s press release is attached hereto as Exhibit 99.1.
     The attached press release presents certain financial information that is not in accordance with generally accepted accounting principles (GAAP); such information is referred to as “Non-GAAP.” Non-GAAP financial information is used by management (i) to evaluate, assess and benchmark the Company’s operating results on a consistent and comparable basis; (ii) to measure the performance and efficiency of the Company’s ongoing core operating businesses, including the Qualcomm CDMA Technologies, Qualcomm Technology Licensing and Qualcomm Wireless & Internet segments; and (iii) to compare the performance and efficiency of these segments against each other and against competitors outside the Company. Non-GAAP measurements of the following financial data are used by the Company’s management: revenues, research and development (R&D) expenses, selling, general and administrative (SG&A) expenses, total operating expenses, operating income (loss), net investment income (loss), income (loss) before income taxes, effective tax rate, net income (loss), diluted earnings (loss) per share, operating cash flow and free cash flow. Management is able to assess what it believes is a more meaningful and comparable set of financial performance measures for the Company and its business segments by using Non-GAAP information. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on Non-GAAP financial measures applicable to the Company and its business segments.
     Non-GAAP information used by management, as presented in the attached press release, excludes the Qualcomm Strategic Initiatives (QSI) segment, certain share-based compensation, certain tax items and acquired in-process R&D. The QSI segment is excluded because the Company expects to exit its strategic investments at various times, and the effects of fluctuations in the value of such investments are viewed by management as unrelated to the Company’s operational performance. Share-based compensation, other than amounts related to share-based awards granted under a bonus program that may result in the issuance of unrestricted shares of the Company’s common stock, is excluded because management views such share-based compensation as unrelated to the Company’s operational performance. Further, share-based compensation related to stock options is affected by factors that are subject to change, including the Company’s stock price, stock market volatility, expected option life, risk-free interest rates and expected dividend payouts in future years. Certain tax items that were recorded in reported earnings in each fiscal year presented, but were unrelated to the fiscal year in which they were recorded, are excluded in order to provide a clearer understanding of the Company’s ongoing Non-GAAP tax rate and after tax earnings. In fiscal 2009, the Company included the benefit of the retroactive extension of the federal R&D tax credit in Non-GAAP results because it had previously occurred with relative frequency and was included in the Company’s business outlook for fiscal 2009 as the credit had been extended prior to the release of the fiscal 2009 business outlook. In fiscal 2011, however, the Company did not include the benefit of the retroactive extension of the federal R&D tax credit in Non-GAAP results because the Company had not included the potential extension of the credit in its previously released fiscal 2011 business outlook due to uncertainty as to whether and when the federal R&D tax credit would be retroactively extended. Acquired in-process R&D is excluded because such expense is viewed by management as unrelated to the operating activities of the Company’s ongoing core businesses.
     The attached press release presents free cash flow, defined as net cash provided by operating activities less capital expenditures, to facilitate an understanding of the amount of cash flow generated that is available to grow the Company’s business and to create long-term shareholder value. The Company believes that this presentation is useful in evaluating its operating performance and financial strength. In addition, management uses this measure to evaluate the Company’s performance, to value the Company and to compare its operating performance with other companies in the industry.

     The Non-GAAP financial information presented in the attached press release should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, “Non-GAAP” is not a term defined by GAAP, and, as a result, the Company’s measure of Non-GAAP results might be different than similarly titled measures used by other companies. Reconciliations between GAAP results and Non-GAAP results are presented in the attached press release.

Item 9.01. Exhibits.

Exhibit No.	Description
99.1	January 26, 2011 Press Release by QUALCOMM Incorporated

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated
Date: January 26, 2011	By:	/s/ William E. Keitel
William E. Keitel,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	January 26, 2011 Press Release by QUALCOMM Incorporated